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VOLT INFORMATION SCIENCES, INC.
1221 Avenue of the Americas
New York, New York 10020-1579
(212) 704-2400

Writer's Direct Dial Number


FOR IMMEDIATE RELEASE

CONTACTS:
--------
James J. Groberg                                   Stacy Lipschitz
Volt Information Sciences                          Ruder Finn, Inc.
(212) 704-2400                                     (212) 583-2757
jgroberg@volt.com                                  lipschitzs@ruderfinn.com

Jon Tyler                                          Janet Wood
Gatton Consulting Group                            Profile
011-44-173-777-4100                                011-44-171-385-1848
jmt@gatton.co.uk                                   jwood@profile.demon.co.uk

           VOLT ANNOUNCES ACQUISITION OF UK-BASED IT STAFFING COMPANY

NEW YORK, NY, December 3, 1998 -- Volt Information Sciences, Inc. (NYSE:VOL) today announced that it has completed the acquisition of Gatton Computing Group Limited ("Gatton"), a leading provider of IT contractor resourcing services and IT managed services in the United Kingdom and mainland Europe. The purchase price was approximately $35 million of cash and the acquisition is expected to be accretive in fiscal 1999.

Headquartered near London, in Surrey, England, Gatton offers IT services through three main operating divisions, Gatton Computastaff (UK), Gatton Computastaff (International) and Gatton Synthesis. Gatton Computastaff (UK and International) provides temporary IT contract consultants and specifically tailored recruitment services, while Gatton Synthesis provides a range of IT services, including systems development, maintenance and technical support services.

Gatton reported revenues in fiscal 1998 of approximately $68 million. They currently have more than 100 permanent staff members and approximately 600 contract consultants on assignment. The company's impressive client base encompasses computer manufacturers and software houses, as well as many blue chip companies, including Burberrys, Cap Gemini, Compaq, Exxon Chemical, Legal & General Insurance, Lombards, Lucent Technologies, Safeway, Virgin Atlantic Airways, Wang Global and Zurich Insurance.

The parent company's name will be changed to Gatton Volt Computing Group, while the operating divisions will continue to operate under their present names. The Company will become a wholly owned subsidiary of Volt Information Sciences, under the leadership of Jon Tyler, current Managing Director of Gatton. Mr. Tyler


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has been with Gatton since 1992 and has over twenty years of experience in the
IT industry. In addition, Volt's recently established UK staffing company, Volt Management (UK), will become part of the wholly owned subsidiary. The Board of Directors of Gatton Volt Computing will consist of Messrs. Jerome Shaw, Executive Vice President of Volt; Jon Tyler and James Groberg, CFO of Volt.

"We are particularly excited about this strategic acquisition, as it represents a major step toward positioning Volt in the international IT marketplace, while simultaneously enhancing our customer group and skills set," commented Jerome Shaw. "Gatton's extensive database of over 38,000 consultants, combined with Volt Management's (UK) database of 20,000 consultants will enable us to better meet the staffing needs of Volt's U.S. customers who are increasingly requesting European staffing services. Further, by merging the two companies' operations, we now have the ability to serve our customers more effectively under a single structure, both in the U.S. and Europe, with worldwide staffing operations utilizing a database of over one-half million resumes," he concluded.

Jon Tyler added, "For some time, we have been seeking more effective ways to offer broader recruitment services in what is rapidly becoming a global resourcing village. We believe our new relationship with Volt will provide us with the resources to extend our reach, while also enabling us to continue the process of introducing new offerings to our clients."

For nearly half a century, Volt Information Sciences, Inc. has been a leading national provider of Staffing Services, Telecommunications and Information Solutions, and Electronic Publication and Typesetting Systems for its Fortune 100 customer base. Operating through a network of 301 branch offices, the Staffing Services Segment fulfills the IT, other technical, commercial, and industrial placement requirements of its customers, on both a temporary and permanent basis. Telecommunications and Information Solutions provides complete telephone directory production, printing and publishing; a full spectrum of telecommunications construction, installation and engineering services; and information and operator services systems for telephone companies. Electronic Publication and Typesetting Systems provides digital prepress publishing solutions for its high circulation customers, primarily newspapers. Revenue for fiscal 1998 ended October 31 was approximately $1.7 billion. For additional information, please visit the Volt Information Sciences, Inc. web site at www.volt.com.
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This press release contains forward-looking statements which, in addition to assuming a continuation of the degree and timing of customer utilization and rate of renewals of contracts with the Company at historical levels, are subject to a number of known and unknown risks that, in addition to general economic, competitive and other business conditions, could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Additional information concerning the factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Company reports filed with the Securities and Exchange Commission.


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